Exhibit 99.2

[Renninger & Associates, LLC Letterhead]

August 19, 2013

Board of Directors

United Commerce Bancorp

211 South College Avenue

Bloomington, IN 47404

Re:             Form S-4 of German American Bancorp, Inc.

Members of the Board:

Reference is made to our opinion letter, dated August 19, 2013, with respect to the fairness, from a financial point of view, to the holders of the common stock of United Commerce Bancorp (“UCBN”) of the right to receive the per share consideration to be paid by German American Bancorp, Inc. (“German American”) in connection with the merger of UCBN with and into German American pursuant to an Agreement and Plan of Reorganization between UCBN and German American.

The foregoing opinion letter was provided for the information and assistance of the Board of Directors of UCBN in connection with their consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that German American has determined to include our opinion in the above-referenced Registration Statement. Our opinion is not intended to, and may not, be relied upon by German American or its stockholders.

In that regard, we hereby consent to the use of our opinion included as Annex B to the Proxy Statement/Prospectus included in the Registration Statement on Form S-4 and to the reference to our firm name under the captions “Summary – Opinion of Financial Advisor to UCBN” and “The Merger – Background of the Merger” in such Proxy Statement/Prospectus. In giving such consent, we do not admit and we disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Securities and Exchange Commission promulgated thereunder.

Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement or any other document, except in accordance with our prior written consent.

Very truly yours,

/s/ Michael A. Renninger
Michael A. Renninger, Principal
Renninger & Associates, LLC